UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
September 13, 2011
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-14471	52-1574808
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
7720 North Dobson Road
Scottsdale, Arizona 85256
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On September 13, 2011, Medicis Pharmaceutical Corporation (the “Company”) entered into a License and Settlement Agreement (the “Settlement Agreement”), dated as of September 6, 2011, with Aurobindo Pharma U.S.A., Inc. on behalf of itself and its affiliates (collectively, “Aurobindo”). With this settlement, and as of the date of the Settlement Agreement, the Company no longer has any pending patent infringement litigation with respect to generic versions of SOLODYN® (minocycline HCl, USP) Extended Release Tablets in any of the Company’s currently commercialized strengths.
Under the terms of the Settlement Agreement, the Company agreed to grant to Aurobindo a future license to make and sell its generic versions of SOLODYN in 45mg, 90mg and 135mg strengths under the SOLODYN intellectual property rights belonging to the Company, with the license grant effective November 26, 2011, or earlier under certain conditions. The Company also agreed to grant to Aurobindo future licenses to make and sell its generic versions of SOLODYN in 65mg and 115mg strengths effective in February 2018, or earlier under certain conditions, and its generic versions of SOLODYN in 55mg, 80mg and 105mg strengths effective in February 2019, or earlier under certain conditions. The Settlement Agreement provides that Aurobindo will be required to pay the Company royalties based on sales of Aurobindo’s generic SOLODYN products pursuant to the foregoing licenses.
Pursuant to the Settlement Agreement, the companies agreed to terminate all legal disputes between them relating to SOLODYN. In addition, Aurobindo confirmed that the Company’s patents relating to SOLODYN are valid and enforceable, and cover Aurobindo’s activities relating to Aurobindo’s generic SOLODYN products under an Abbreviated New Drug Application. Aurobindo also agreed to be permanently enjoined from any distribution of generic SOLODYN products in the U.S. except as described above.
The foregoing summary of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement. The Company expects to file a copy of the Settlement Agreement as an exhibit to its Quarterly Report on Form 10-Q for its quarter ending September 30, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medicis Pharmaceutical Corporation
Date: September 19, 2011	By:	/s/ Seth L. Rodner
Seth L. Rodner
Senior Vice President, General Counsel and Corporate Secretary